                                                                     EXHIBIT 3.2

     STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 11:30 AM 05/02/1994
    944076710 - 2144057


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                        CERTIFICATE OF INCORPORATION OF
                                  ADINA, INC.

    Pursuant to actions taken in accordance with Sections 228 and 242 of the Delaware General Corporation Law, the Certificate of Incorporation of Adina, Inc. (hereinafter called the "Corporation") is hereafter amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following:

    "Article Fourth"

    The total number of shares of stock which the corporation shall have authority to issue is, all of which are of one class, and the par value, if any, of said shares or a statement that said shares are without par value, are as follows:

                                                 Par Value per Share
                                                  or Statement that
              Total Number of Shares        Shares are Without Par Value
              ----------------------        ----------------------------
                    75,000,000                       $.00002

    The amendment of the certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 228 and 242 of the General Corporation Law of the State of Delaware.

    Signed and attested to on April 27, 1994.



                                            /s/ DANNY WETTREICH
                                            --------------------------
                                            Danny Wettreich, President


Attest


/s/ JEANETTE FITZGERALD
------------------------------
Jeanette Fitzgerald, Secretary